Exhibit 10.1
CONSENT AND LOCK-UP AGREEMENT
     This Consent and Lock-Up Agreement (this “Agreement”) is made as of the 5th day of April, 2007 by Scott Frohman (“Frohman”) and Health Benefits Direct Corporation (the “Company”).
     WHEREAS, Frohman is a party to the Lock-Up Agreement dated November 23, 2005 (the “Lock-Up Agreement”), under which 50% of Frohman’s holdings of Common Stock (“Common Stock”), securities substantially similar to the Common Stock (“Other Securities”), and convertible into or exercisable or exchangeable for the Common Stock or Other Securities (“Convertible Securities”) of the Company were locked up until November 23, 2007 (the “Locked-Up Securities”) and 50% of Frohman’s holdings of Common Stock, Other Securities and Convertible Securities were locked up until November 23, 2006 (the “Released Securities”), subject to certain exceptions; and
     WHEREAS, Frohman and the Company entered into a Separation Agreement, dated as of December 7, 2006 (the “Separation Agreement”) under which the Released Securities were locked up in favor of the Company until June 7, 2008, subject to certain exceptions; and
     WHEREAS, Frohman desires to sell up to 1.3 million of the Released Securities prior to the expiration of the lock-up restrictions under the Separation Agreement, and the Company is willing to consent to the release of such Released Securities therefrom in consideration for a lock-up until May 23, 2008 by Frohman in favor of the Company of 50% of the Locked-Up Securities (the “May 2008 Locked-Up Securities”); and
     WHEREAS, the Company and Frohman desire to effect the foregoing by entering into this Agreement on the terms set forth herein.
     NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, Frohman and the Company agree as follows:

1.	CONSENT TO RELEASE OF LOCK-UP.
     (a) The Company hereby consents to the release from the restrictions of Section 4 of the Separation Agreement of such number of Released Securities as Frohman shall sell on the date of this Agreement in one or more block trades under the Registration Statement on Form SB-2 (No. 333-133182), up to a maximum of 1.3 million Released Securities. Any remaining Released Securities not sold in accordance with the foregoing sentence (the “Remaining Released Securities”) shall remain subject to the restrictions under Section 4 of the Separation Agreement; provided, however, that notwithstanding anything else in the Separation Agreement, none of the Remaining Released Securities shall be sold, transferred, hedged or pledged in any manner until July 5, 2007.
     (b) The definition of “Released Securities” under the Separation Agreement is hereby amended so that it shall have the meaning set forth in this Agreement.

2.	LOCK-UP.
     (a) For the avoidance of any doubt, Frohman also has approximately 1,500,000 shares that are subject to a lock-up in favor of the Company and others until November 23, 2007. After that date one-half or approximately 750,000 shares may be sold by Frohman free of any restrictions and the remaining approximately 750,000 shares are subject to the lock-up in the next sentence. Frohman agrees, for the benefit of the Company, that, during the period ending May 23, 2008, with respect to the May 2008 Locked-Up Securities Frohman will not, without the prior written consent of the Company, directly or indirectly, (i) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device which is designed to, or could be expected to, result in the disposition by any person at any time in the future), any shares of the May 2008 Locked-Up Securities or (ii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the May 2008 Locked-Up Securities, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock, Other Securities, or Convertible Securities, in cash or otherwise.
     (b) In furtherance of the foregoing, the Company and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Section.
     (c) Notwithstanding the foregoing, Frohman may transfer May 2008 Locked-Up Securities (i) as a bona fide gift or gifts, provided that prior to such transfer the donee or donees thereof agree in writing to be bound by the restrictions set forth herein, (ii) to any trust, partnership, corporation or other entity formed for the direct or indirect benefit of the undersigned or the immediate family of Frohman, provided that prior to such transfer a duly authorized officer, representative or trustee of such transferee agrees in writing to be bound by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value or (iii) if such transfer occurs by operation of law, such as rules of descent and distribution, statutes governing the effects of a merger or a qualified domestic order, provided that prior to such transfer the transferee executes an agreement stating that the transferee is receiving and holding the shares subject to the provisions of this agreement. For purposes hereof, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

3.	EFFECT OF AGREEMENT.
     This Agreement shall have no other effect on the terms and conditions of the Separation Agreement except as set forth in Section 1 of this Agreement.

4.	ENTIRE AGREEMENT.
     This Agreement sets forth the entire understanding and supersedes all prior and contemporaneous oral and written agreements between the parties relating to the subject matter contained herein or therein, and merges all prior and contemporaneous discussions between them.
     IN WITNESS WHEREOF, Frohman and the Company have executed this Consent and Lock-Up Agreement as of the day and year first above written.

HEALTH BENEFITS DIRECT CORPORATION		SCOTT FROHMAN
By:	ANTHONY R. VERDI Name: Anthony R. Verdi Title: Chief Financial Officer	SCOTT FROHMAN

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